        Contacts:
Investor Relations:
Meredith Burns
ir@cimpress.com
+1.781.652.6480
Media Relations:
Paul McKinlay
mediarelations@cimpress.com

Cimpress Reports Third Quarter Fiscal Year 2017 Financial Results

•	Third quarter 2017 results:

◦	Revenue grew 26 percent year over year to $550.6 million

◦	Revenue grew 11 percent year over year excluding the impact of currency exchange rate fluctuations and revenue from businesses acquired during the past twelve months

◦
GAAP loss from operations was $41.9 million in the current period versus $17.5 million in the year-ago period, due in part to planned increases in investments and a previously announced restructuring charge, as well as earn-out related charges, partially offset by reduced impairment charges

◦	GAAP net loss per diluted share was $1.38 in the third quarter of 2017 versus $1.04 in the year-ago period due to the operating items above partially offset by a significant GAAP tax benefit

◦	Adjusted net operating profit after tax (adjusted NOPAT) was $9.2 million versus $24.0 million in the year-ago period

Venlo, the Netherlands, April 26, 2017 -- Cimpress N.V. (Nasdaq: CMPR), the world leader in mass customization, today announced financial results for the three month period ended March 31, 2017, the third quarter of its 2017 fiscal year.

"We continue to execute across a broad spectrum of initiatives as outlined at our August 2016 investor day, including activating additional components of our mass customization platform. Additionally, this was our first full quarter of ownership of National Pen, and our integration efforts to achieve targeted synergies are underway," said Robert Keane, president and chief executive officer. "As previously announced, we also deeply decentralized our operations over the past quarter. We believe this will improve accountability for customer satisfaction and capital returns, simplify decision-making, improve the speed of execution, further develop our cadre of general managers, and preserve and release entrepreneurial energy. We see early indications that this reorganization is helping us move faster and free up capital. We are also pleased that, despite the near-term disruption of the organizational changes, our team members delivered solid operating results for the third quarter."

The restructuring charge booked through our income statement during the quarter was $24.8 million. The restructuring is substantially complete and the company does not expect material charges in future quarters related to these changes. Year-to-date restructuring charges of $25.9 million are lower than the $28 million to $31 million estimate we shared in January, due to changed share price and pension assumptions which decreased non-cash restructuring expense. Of this year-to-date restructuring charge, we expect to pay a total of approximately $19.0 million of cash expense through early fiscal 2018, including $7.5 million paid during the third quarter of fiscal 2017.

Sean Quinn, chief financial officer, said, "Revenue growth accelerated in line with our expectations, both in aggregate due to the addition of National Pen, as well as on an organic constant-currency basis, even though revenue continues to be pressured in the near term by the loss of certain partner revenue and the reduction of shipping prices to Vistaprint customers. Beyond revenue and margin pressure from the shipping price changes, the continued execution of our strategy to invest in the rapid expansion of product selection and design services has contributed to our top-line revenue growth but is weighing down our incremental margin in the Vistaprint business in the near term. We see opportunity to optimize costs and pricing in the future as we scale these offerings."

The following year-over-year items negatively influenced GAAP operating income in the third quarter:

•
Increased organic investments in fiscal year 2017 compared to fiscal year 2016, which materially weigh on profitability. These investments include costs that impact our gross margin such as shipping price reductions, expanded design services, and new product introduction.

•	Restructuring charges of $24.8 million related to the reorganization announced on January 25, 2017.

•	A $6.8 million operating loss in our newly acquired National Pen business unit, driven by amortization of acquired intangible assets of $3.5 million, and an anticipated operating loss for the quarter.

•	Approximately $5 million of profit decline due to the termination of two partner contracts as previously described.

•	An increase in earn-out related charges of $4.0 million primarily associated with the acquisition of WIRmachenDRUCK as a result of its continued strong performance.

Quinn added, "Furthermore, during the third quarter of fiscal year 2017, Cimpress recorded an impairment charge of $9.6 million related to one of our Upload and Print business units. This is similar in nature to the $30.8 million impairment charge recorded in the third quarter of fiscal year 2016 for a different Upload and Print business unit. The performance across our Upload and Print group varies, with some business units performing above the cash flow expectations built into the original deal models, some performing in line, and two for which we have had to reset expectations and therefore impair. To date the aggregate free cash flow of the full portfolio of Upload and Print businesses has exceeded our aggregate deal model plans, and we expect it to continue to do so in the future."

Quinn added, "Looking forward, we continue to expect annualized cost savings of about $55 million to $60 million from our recent restructuring, including about $45 million to $50 million of cash savings and about $10 million of non-cash savings. For fiscal year 2017, we expect the restructuring costs to offset in-year savings, but as we look forward we expect both these savings and the organizational changes to increase our estimated range of steady state free cash flow."

Consolidated Financial Metrics:

•	Revenue for the third quarter of fiscal year 2017 was $550.6 million, a 26 percent increase compared to revenue of $436.8 million in the same quarter a year ago. Excluding the estimated impact from currency exchange rate fluctuations and revenue from businesses acquired during the past twelve months, revenue grew 11 percent year over year in the third quarter. Though revenue growth improved versus the second quarter of 2017, our previously described loss of partner revenue and the material reduction in shipping prices to Vistaprint customers continue to negatively impact revenue growth.

•
Gross margin (revenue minus the cost of revenue as a percent of total revenue) in the third quarter was 51.2 percent, down from 54.9 percent in the same quarter a year ago due to the increased weighting of our Upload and Print business units with a full quarter of WIRmachenDRUCK's results, and lower Vistaprint gross margins due to planned investments in projects that weigh down gross margins, unfavorable currency changes, and product mix.

•
Contribution margin (revenue minus the cost of revenue, the cost of advertising and payment processing as a percent of total revenue) in the third quarter was 31.4 percent, down from 36.3 percent in the same quarter a year ago. In addition to the year-over-year reduction in gross margin described above, advertising as a percent of revenue increased 120 basis points, due largely to the acquisition of National Pen which has higher advertising spend as a percent of revenue compared to many of our other business units.

•
GAAP operating loss in the third quarter was $41.9 million, or 7.6 percent of revenue, an increase compared to an operating loss of $17.5 million, or 4.0 percent of revenue, in the same quarter a year ago. The drivers of this significant decrease are described above, before the "Consolidated Financial Metrics" section of this release.

•
Adjusted NOPAT for the third quarter, which is defined at the end of this press release, was $9.2 million, or 1.7 percent of revenue, down from $24.0 million, or 5.5 percent of revenue, in the same quarter a year ago. The profit impacts described above that also impact adjusted NOPAT are the increased organic investments, National Pen's operating loss, and the reduction in partner profits. Because the restructuring charges are excluded from adjusted NOPAT, there is a positive impact from restructuring savings during the quarter.

•
GAAP net loss attributable to Cimpress for the third quarter was $42.9 million, or 7.8 percent of revenue, compared to a net loss of $32.7 million, or 7.5 percent of revenue in the same quarter a year ago. In addition to the impacts described above, GAAP net loss was negatively influenced by year-over-year non-operational, non-cash currency impacts, and positively influenced by a $16.6 million increase in our tax benefit in the current period compared to the year-ago period due to our consolidated losses as well as favorable discrete items during the quarter.

•	GAAP net loss per diluted share for the third quarter was $1.38, versus a loss of $1.04 in the same quarter a year ago.

•	Capital expenditures in the third quarter were $20.7 million, or 3.8 percent of revenue, versus $19.1 million, or 4.4 percent of revenue in the same quarter a year ago.

•
During the third quarter, the company generated $9.0 million of cash from operations and $(21.3) million in free cash flow, a non-GAAP financial measure, which is defined at the end of this press release.

•
As of March 31, 2017, the company had $43.5 million in cash and cash equivalents and $891.5 million of debt, net of issuance costs. After considering debt covenant limitations, as of March 31, 2017 the company had $200.6 million available for borrowing under its committed credit facility. Based on Cimpress' debt covenant definitions, its total leverage ratio was 3.59 as of March 31, 2017. As previously described, Cimpress expected its leverage ratio to increase in the third quarter due to the typical seasonality of its working capital cycles. The company remains committed to reducing its leverage ratio to or below its long-term target of 3 times trailing twelve month EBITDA by the end of calendar year 2017 through a combination of debt repayment and EBITDA expansion.

Supplemental Materials and April 27, 2017 Conference Call Information
Cimpress has posted an end-of-quarter presentation with accompanying prepared remarks, as well as a guide to reporting changes related to our recent restructuring at ir.cimpress.com. On Thursday, April 27, 2017 at 7:30 a.m. (EDT) the company will host a live Q&A conference call with management to discuss the financial results, which will be available via webcast at ir.cimpress.com and via dial-in at +1 (844) 778-4144, conference ID 98415047. A replay of the Q&A session will be available on the company’s website following the call on April 27, 2017.

Important Reminder of Cimpress’ Priorities
We ask investors and potential investors in Cimpress to understand the upper-most objectives by which we endeavor to make all decisions, including investment decisions. Often we make decisions in service of these priorities that could be considered non-optimal were they to be evaluated based on other criteria such as (but not limited to) near- and mid-term net income, operating income, EPS, cash flow, EBITDA, and adjusted NOPAT.

Our priorities are:

•
Strategic Objective: To be the world leader in mass customization. By mass customization, we mean producing, with the reliability, quality and affordability of mass production, small individual orders where each and every one embodies the personal relevance inherent to customized physical products.

•
Financial Objective: To maximize intrinsic value per share, defined as (a) the unlevered free cash flow per share that, in our best judgment, will occur between now and the long-term future, appropriately discounted to reflect our cost of capital, minus (b) net debt per share.

To understand these objectives and their implications, Cimpress encourages investors to read Robert Keane’s letter to investors published on July 27, 2016 at ir.cimpress.com and to review materials presented at our annual investor day meeting on August 10, 2016.

About non-GAAP financial measures
To supplement Cimpress’ consolidated financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, Cimpress has used the following measures defined as non-GAAP financial measures by Securities and Exchange Commission, or SEC, rules: adjusted net operating profit after tax, free cash flow, constant-currency revenue growth and constant-currency revenue growth excluding revenue from acquisitions made in the last twelve months:

•
Adjusted net operating profit after tax is defined as GAAP operating income, less cash taxes attributable to current period operations and interest expense associated with our Waltham lease, excluding M&A related items such as acquisition-related amortization and depreciation, changes in the fair value of contingent consideration, and expense for deferred payments or equity awards that are treated as compensation expense, plus the impact of certain unusual items such as discontinued operations, restructuring charges, or impairments, plus realized gains or losses on currency derivatives that are not included in operating income.

•
Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment, purchases of intangible assets not related to acquisitions, and capitalization of software and website development costs, plus payment of contingent consideration in excess of acquisition-date fair value, plus gains on proceeds from insurance.

•
Constant-currency revenue growth is estimated by translating all non-U.S. dollar denominated revenue generated in the current period using the prior year period’s average exchange rate for each currency to the U.S. dollar.

•
Third quarter constant-currency revenue growth excluding revenue from acquisitions made during the past twelve months excludes the impact of currency as defined above and revenue from WIRmachenDRUCK and National Pen.

These non-GAAP financial measures are provided to enhance investors' understanding of our current operating results from the underlying and ongoing business for the same reasons they are used by management. For example, as we have become more acquisitive over recent years we believe excluding the costs related to the purchase of a business (such as amortization of acquired intangible assets, contingent consideration, or impairment of goodwill) provides further insight into the performance of the underlying acquired business in addition to that provided by our GAAP operating income. As another example, as we do not apply hedge accounting for our currency forward contracts, we believe inclusion of realized gains and losses on these contracts that are intended to be matched against operational currency fluctuations provides further insight into our operating performance in addition to that provided by our GAAP operating income. We do not, nor do we suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release. The tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliation between these financial measures.

About Cimpress
Cimpress N.V. (Nasdaq: CMPR) is the world leader in mass customization. For more than 20 years, the company has focused on developing software and manufacturing capabilities that transform traditional markets in order to make customized products accessible and affordable to everyone. Cimpress brings its products to market via a portfolio of more than 20 brands including Vistaprint, Albelli, Drukwerkdeal, Pixartprinting, Exaprint, WIRmachenDRUCK, National Pen and many others. That portfolio serves multiple customer segments across many applications for mass customization. The company produces more than 46 million unique ordered items a year. To learn more, visit http://www.cimpress.com.

Cimpress and the Cimpress logo are trademarks of Cimpress N.V. or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

This press release contains statements about our future expectations, plans, and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, including our expectations for the growth and development of our business and revenue, the expected business and financial results of our recent organizational changes, the performance of our acquired businesses, and our future debt position. Forward-looking projections and expectations are inherently uncertain, are based on assumptions and judgments by management, and may turn out to be wrong. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including but not limited to our failure to execute our strategy; our inability to make the investments in our business that we plan to make or the failure of those investments to achieve the results we expect; our failure to develop our mass customization platform or the failure of the platform to drive the efficiencies and competitive advantage we expect; our ability to accurately forecast the savings and charges relating to our organizational changes; unanticipated changes in our markets, customers, or business; our loss of key personnel; our failure to reposition our Vistaprint brand and to promote and strengthen all of our brands; our failure to attract new customers and retain our current customers; our failure to manage the growth and complexity of our business and expand our operations; the failure of the businesses we acquire or invest in to perform as expected; the willingness of purchasers of customized products and services to shop online; competitive pressures; general economic conditions; and other factors described in our Form 10-Q for the fiscal quarter ended December 31, 2016 and the other documents we periodically file with the U.S. SEC.

In addition, the statements and projections in this press release represent our expectations and beliefs as of the date of this press release, and subsequent events and developments may cause these expectations, beliefs, and projections to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.

Operational Metrics & Financial Tables to Follow

CIMPRESS N.V.
CONSOLIDATED BALANCE SHEETS
(unaudited in thousands, except share and per share data)

	March 31, 2017	June 30, 2016
Assets
Current assets:
Cash and cash equivalents	$43,467	$77,426
Marketable securities	—	7,893
Accounts receivable, net of allowances of $2,253 and $490, respectively	51,426	32,327
Inventory	44,661	18,125
Prepaid expenses and other current assets	77,240	64,997
Total current assets	216,794	200,768
Property, plant and equipment, net	513,148	493,163
Software and web site development costs, net	47,711	35,212
Deferred tax assets	34,248	26,093
Goodwill	516,013	466,005
Intangible assets, net	280,133	216,970
Other assets	29,860	25,658
Total assets	$1,637,907	$1,463,869
Liabilities, noncontrolling interests and shareholders’ equity
Current liabilities:
Accounts payable	$110,339	$86,682
Accrued expenses	201,213	178,987
Deferred revenue	32,802	25,842
Short-term debt	31,216	21,717
Other current liabilities	53,900	22,635
Total current liabilities	429,470	335,863
Deferred tax liabilities	56,047	69,430
Lease financing obligation	107,540	110,232
Long-term debt	860,237	656,794
Other liabilities	57,284	60,173
Total liabilities	1,510,578	1,232,492
Commitments and contingencies
Redeemable noncontrolling interests	42,604	65,301
Shareholders’ equity:
Preferred shares, par value €0.01 per share, 100,000,000 shares authorized; none issued and outstanding	—	—
Ordinary shares, par value €0.01 per share, 100,000,000 shares authorized; 44,080,627 shares issued; and 31,142,576 and 31,536,732 shares outstanding, respectively	615	615
Treasury shares, at cost, 12,938,051 and 12,543,895 shares, respectively	(597,000)	(548,549)
Additional paid-in capital	358,170	335,192
Retained earnings	449,477	486,482
Accumulated other comprehensive loss	(126,858)	(108,015)
Total shareholders’ equity attributable to Cimpress N.V.	84,404	165,725
Noncontrolling interests	321	351
Total shareholders' equity	84,725	166,076
Total liabilities, noncontrolling interests and shareholders’ equity	$1,637,907	$1,463,869

CIMPRESS N.V.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited in thousands, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
Revenue	$550,585	$436,817	$1,571,149	$1,308,839
Cost of revenue (1)	268,482	196,911	757,898	551,543
Technology and development expense (1)	63,236	54,597	178,528	152,534
Marketing and selling expense (1)	167,284	124,655	451,310	374,795
General and administrative expense (1)	45,730	36,532	150,471	106,468
Amortization of acquired intangibles	13,450	10,812	33,542	30,114
Restructuring expense (1)	24,790	—	25,890	381
Impairment of goodwill and acquired intangible assets	9,556	30,841	9,556	30,841
(Loss) income from operations	(41,943)	(17,531)	(36,046)	62,163
Other (expense) income, net	(6,582)	(9,003)	21,835	7,929
Interest expense, net	(11,584)	(10,091)	(31,119)	(28,377)
(Loss) income before income taxes	(60,109)	(36,625)	(45,330)	41,715
Income tax (benefit) provision	(17,431)	(854)	(7,644)	8,473
Net (loss) income	(42,678)	(35,771)	(37,686)	33,242
Add: Net loss (income) attributable to noncontrolling interest	(256)	3,100	677	4,177
Net (loss) income attributable to Cimpress N.V.	$(42,934)	$(32,671)	$(37,009)	$37,419
Basic net (loss) income per share attributable to Cimpress N.V.	$(1.38)	$(1.04)	$(1.18)	$1.18
Diluted net (loss) income per share attributable to Cimpress N.V.	$(1.38)	$(1.04)	$(1.18)	$1.13
Weighted average shares outstanding — basic	31,103,388	31,343,711	31,323,451	31,734,226
Weighted average shares outstanding — diluted	31,103,388	31,343,711	31,323,451	33,065,970

____________________________________________
(1) Share-based compensation is allocated as follows:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
Cost of revenue	$91	$3	$209	$57
Technology and development expense	1,123	1,606	6,566	4,358
Marketing and selling expense	1,242	387	3,542	1,223
General and administrative expense	4,084	3,957	19,071	12,571
Restructuring expense	6,257	—	6,257	—

Note: During the third quarter of fiscal 2017, we changed the presentation of amortization expense for acquired intangible assets. The expense was previously classified within each of the respective expense lines of our consolidated statement of operations and now is presented as a separate financial statement line item, "Amortization of acquired intangible assets". Prior period results have been recast to reflect this change.

Also, given the significance of our current quarter restructuring charges we are presenting these expenses as a separate financial statement line item, "Restructuring expense", in our consolidated statement of operations. Prior period results have been recast to reflect this change.

During the fourth quarter of fiscal 2016, we adopted Accounting Standards Update (ASU) 2016-09 requiring the recognition of excess tax benefits as a component of income tax expense which were historically recognized in equity. As required, prior year 2016 results are adjusted to reflect the impact of the new standard, which is comparable to the accounting treatment in the current period.

CIMPRESS N.V.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
Operating activities
Net (loss) income	$(42,678)	$(35,771)	$(37,686)	$33,242
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43,402	34,454	115,784	96,517
Impairment of goodwill and acquired intangible assets	9,556	30,841	9,556	30,841
Share-based compensation expense	12,797	5,897	35,645	18,153
Deferred taxes	(20,341)	(2,842)	(37,849)	(11,181)
Abandonment of long-lived assets	1,730	6,741	1,730	9,763
Change in contingent earn-out liability	4,598	—	27,364	—
Gain on sale of available-for-sale securities	—	—	(2,268)	—
Unrealized loss on derivatives not designated as hedging instruments included in net (loss) income	5,412	2,897	839	979
Effect of exchange rate changes on monetary assets and liabilities denominated in non-functional currency	6,031	7,657	(7,215)	(3,172)
Other non-cash items	674	1,265	2,393	2,795
Gain on proceeds from insurance	—	—	—	(3,136)
Changes in operating assets and liabilities:
Accounts receivable	2,612	3,999	3,434	2,370
Inventory	(2,949)	1,771	(7,136)	(1,316)
Prepaid expenses and other assets	16,679	(1,875)	2,389	(4,269)
Accounts payable	(11,900)	(8,283)	9,908	12,496
Accrued expenses and other liabilities	(16,638)	(13,846)	6,756	11,136
Net cash provided by operating activities	8,985	32,905	123,644	195,218
Investing activities
Purchases of property, plant and equipment	(20,656)	(19,092)	(56,916)	(62,641)
Business acquisitions, net of cash acquired	1,941	(134,908)	(204,875)	(162,440)
Purchases of intangible assets	(22)	(51)	(110)	(453)
Capitalization of software and website development costs	(9,568)	(6,057)	(28,678)	(18,184)
Proceeds from sale of available-for-sale securities	—	—	6,346	—
Proceeds from the sale of assets	3,585	—	4,231	—
Proceeds from insurance related to investing activities	—	—	—	3,624
Other investing activities	1,915	—	2,496	775
Net cash used in investing activities	(22,805)	(160,108)	(277,506)	(239,319)
Financing activities
Proceeds from borrowings of debt	165,004	246,009	612,004	516,008
Payments of debt and debt issuance costs	(150,511)	(96,859)	(398,282)	(332,191)
Payment of purchase consideration included in acquisition-date fair value	(539)	(4,350)	(539)	(4,350)
Payments of withholding taxes in connection with equity awards	(1,952)	(1,522)	(10,816)	(5,768)
Payments of capital lease obligations	(5,215)	(3,760)	(12,029)	(10,137)
Purchase of ordinary shares	—	(11,263)	(50,008)	(153,467)
Purchase of noncontrolling interests	—	—	(20,230)	—
Proceeds from issuance of ordinary shares	74	1,327	331	3,379
Capital contribution from noncontrolling interest	—	—	1,404	5,141
Other financing activities	—	—	1,281	(303)
Net cash provided by financing activities	6,861	129,582	123,116	18,312
Effect of exchange rate changes on cash and cash equivalents	838	1,148	(3,213)	(1,069)
Net (decrease) increase in cash and cash equivalents	(6,121)	3,527	(33,959)	(26,858)
Cash and cash equivalents at beginning of period	49,588	14,210	77,426	103,584
Cash and cash equivalents at end of period	$43,467	$17,737	$43,467	$76,726

Note: During fiscal 2016, we adopted the new share-based compensation accounting standard, ASU 2016-09 and elected to apply the amendment related to the presentation of excess tax benefits on the consolidated statements of cash flows on a retrospective basis. As required, prior year results are adjusted to reflect the impact of the new standard, which is comparable to the accounting treatment in the current period.

CIMPRESS N.V.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
Adjusted net operating profit after tax reconciliation:
GAAP operating (loss) income	$(41,943)	$(17,531)	$(36,046)	$62,163
Less: Cash taxes attributable to current period (see below)	(4,698)	(8,392)	(18,821)	(19,587)
Exclude expense impact of:
Acquisition-related amortization and depreciation	13,508	10,879	33,740	30,316
Earn-out related charges¹	4,882	883	28,139	4,585
Share-based compensation related to investment consideration	375	1,168	5,079	3,705
Certain impairments²	9,556	37,582	9,556	40,604
Restructuring related charges	24,790	—	25,890	381
Less: Interest expense associated with Waltham lease	(1,897)	(1,975)	(5,823)	(4,326)
Include: Realized gains on currency derivatives not included in operating income	4,591	1,391	13,318	5,026
Adjusted NOPAT[3]	$9,164	$24,005	$55,032	$122,867

Cash taxes paid in the current period[4]	$15,658	$344	$35,967	$11,089
Less: cash taxes (paid) received and related to prior periods[4]	(2,862)	4,760	(12,186)	2,656
Plus: cash taxes attributable to the current period but not yet (received) paid	(2,508)	2,343	(2,330)	3,982
Plus: cash impact of excess tax benefit on equity awards attributable to current period	44	1,705	4,650	4,350
Plus: cash tax impact of NOPAT exclusion items	(1,537)	—	(1,537)	—
Less: installment payment related to the transfer of IP in a prior year	(4,097)	(760)	(5,743)	(2,490)
Cash taxes attributable to current period	$4,698	$8,392	$18,821	$19,587

¹Includes expense recognized for the change in fair value of contingent consideration and compensation expense related to earn-out mechanisms dependent upon continued employment.
2Includes the impact of certain impairments of goodwill and other long-lived assets as defined by ASC 350 - "Intangibles - Goodwill and Other".
3Adjusted NOPAT will include the impact of discontinued operations as defined by ASC 205-20 in periods in which they occur.
4For the three and nine months ended March 31, 2016, cash taxes paid in the current period includes a cash tax refund of $8,479, which is subsequently eliminated from cash taxes attributable to the current period as it relates to a refund of a prior years' taxes generated as a result of a prior year excess share-based compensation deduction. Therefore, the impact is not included in adjusted NOPAT for the current period.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
Free cash flow reconciliation:
Net cash provided by operating activities	$8,985	$32,905	$123,644	$195,220
Purchases of property, plant and equipment	(20,656)	(19,092)	(56,916)	(62,641)
Purchases of intangible assets not related to acquisitions	(22)	(51)	(110)	(453)
Capitalization of software and website development costs	(9,568)	(6,057)	(28,678)	(18,184)
Proceeds from insurance related to investing activities	—	—	—	3,624
Free cash flow	$(21,261)	$7,705	$37,940	$117,566

Note: During fiscal 2016, we adopted the new share-based compensation accounting standard, ASU 2016-09 and elected to apply the amendment related to the presentation of excess tax benefits on the consolidated statements of cash flows on a retrospective basis. We have updated our previously filed consolidated statements of cash flows for all prior presented periods. This change is reflected in the free cash flow reconciliation above.

CIMPRESS N.V.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONT.) AND SEGMENT INFORMATION
(unaudited in thousands)

	GAAP Revenue
	Three Months Ended March 31,			Currency Impact:	Constant- Currency	Impact of Acquisitions:	Constant- Currency revenue growth
	2017	2016	% Change	(Favorable)/Unfavorable	Revenue Growth	(Favorable)/Unfavorable	Excluding acquisitions
Revenue growth reconciliation by reportable segment:
Vistaprint business unit	$321,254	$289,901	11%	1%	12%	—%	12%
Upload and Print business units	142,476	116,356	22%	5%	27%	(14)%	13%
National Pen business unit	58,828	—	100%	—%	100%	(100)%	—%
All Other business units	28,027	30,560	(8)%	(1)%	(9)%	—%	(9)%
Total revenue	$550,585	$436,817	26%	2%	28%	(17)%	11%

	GAAP Revenue
	Nine Months Ended March 31,			Currency Impact:	Constant- Currency	Impact of Acquisitions:	Constant- Currency revenue growth
	2017	2016	% Change	(Favorable)/Unfavorable	Revenue Growth	(Favorable)/Unfavorable	Excluding acquisitions
Revenue growth reconciliation by reportable segment:
Vistaprint business unit	$986,090	$912,153	8%	2%	10%	—%	10%
Upload and Print business units	426,821	286,171	49%	3%	52%	(39)%	13%
National Pen business unit	58,828	—	100%	—%	100%	(100)%	—%
All Other business units	99,410	110,515	(10)%	(1)%	(11)%	—%	(11)%
Total revenue	$1,571,149	$1,308,839	20%	2%	22%	(13)%	9%

	Three Months Ended March 31,		Nine Months Ended March 31,
Adjusted net operating profit (loss) by reportable segment:	2017	2016	2017	2016
Vistaprint business unit	$37,003	$42,424	$122,454	$157,352
Upload and Print business units	13,144	15,557	43,715	41,195
National Pen business unit	(3,226)	—	(3,226)	—
All Other business units	(9,945)	(3,895)	(21,525)	1,844
Total	36,976	54,086	141,418	200,391
Corporate and global functions	(27,705)	(23,080)	(80,883)	(62,963)
Acquisition-related amortization and depreciation	(13,508)	(10,879)	(33,740)	(30,316)
Earn-out related charges¹	(4,882)	(883)	(28,139)	(4,585)
Share-based compensation related to investment consideration	(375)	(1,168)	(5,079)	(3,705)
Certain impairments	(9,556)	(37,582)	(9,556)	(40,604)
Restructuring related charges	(24,790)	—	(25,890)	(381)
Interest expense for Waltham lease	1,897	1,975	5,823	4,326
Total (loss) income from operations	$(41,943)	$(17,531)	$(36,046)	$62,163
¹Includes expense recognized for the change in fair value of contingent consideration and compensation expense related to earn-out mechanisms dependent upon continued employment.

Note: As part of the reorganization announced in January 2017, several groups that previously were part of our corporate and global functions, including significant portions of our technology, manufacturing and supply chain, finance, legal and other related groups, have been decentralized into our operating segments. The majority of the groups transferred into our operating segments joined our Vistaprint business unit and to a smaller extent our Upload and Print business units. We have revised our adjusted net operating profit for all prior periods presented to reflect our revised segment reporting.

CIMPRESS N.V.
Supplemental Information
(unaudited, in thousands)

In $ millions, except where noted	Q1 FY2016	Q2 FY2016	Q3 FY2016	Q4 FY2016	FY2016	Q1 FY2017	Q2 FY2017	Q3 FY2017

Revenue - Consolidated as Reported	$375.7	$496.3	$436.8	$479.2	$1,788.0	$443.7	$576.9	$550.6
y/y growth	13%	13%	29%	26%	20%	18%	16%	26%
y/y growth in constant currency	21%	20%	31%	26%	24%	19%	18%	28%
Vistaprint (1)	$267.5	$354.8	$289.9	$305.0	$1,217.2	$285.4	$379.4	$321.3
y/y growth	2%	3%	8%	11%	6%	7%	7%	11%
y/y growth in constant currency	8%	8%	10%	12%	10%	8%	9%	12%
as % of revenue	71%	71%	66%	64%	68%	64%	66%	58%
Upload and Print	$76.5	$93.3	$116.4	$146.5	$432.6	$132.0	$152.4	$142.5
y/y growth	98%	112%	201%	94%	120%	72%	63%	22%
y/y growth in constant currency	118%	128%	203%	92%	127%	73%	66%	27%
as % of revenue	20%	19%	27%	30%	24%	30%	26%	26%
National Pen	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$58.8
y/y growth	N/A	N/A	N/A	N/A	N/A	N/A	N/A	100%
y/y growth in constant currency	N/A	N/A	N/A	N/A	N/A	N/A	N/A	100%
as % of revenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	11%
All Other (1)	$31.7	$48.2	$30.6	$27.7	$138.2	$26.3	$45.0	$28.0
y/y growth	(6)%	(4)%	(7)%	(8)%	(6)%	(17)%	(7)%	(8)%
y/y growth in constant currency	7%	8%	(3)%	(8)%	2%	(19)%	(7)%	(9)%
as % of revenue	9%	10%	7%	6%	8%	6%	8%	5%

Physical printed products and other	$359.0	$480.2	$421.4	$464.0	$1,724.6	$428.7	$562.2	$536.0
Digital products/services	$16.7	$16.1	$15.4	$15.2	$63.4	$15.0	$14.6	$14.6

Advertising & commissions expense - consolidated	$70.2	$85.0	$74.3	$76.4	$305.9	$78.3	$94.1	$100.4
as % of revenue	19%	17%	17%	16%	17%	18%	16%	18%

TTM Bookings - Vistaprint (1)
% TTM Bookings from repeat orders (1)	73%	74%	74%	74%		75%	75%	75%
% TTM Bookings from first-time orders (1)	27%	26%	26%	26%		25%	25%	25%

Advertising & commissions expense - Vistaprint	$62.4	$73.3	$64.5	$65.3	$265.5	$68.6	$79.6	$73.1
as % of revenue	23%	21%	22%	21%	22%	24%	21%	23%

Headcount at end of period	6,836	7,463	7,585	7,995		8,522	11,312	10,909
Full-time employees	6,447	6,845	7,226	7,468		8,066	9,923	10,323
Temporary employees	389	618	359	527		456	1,389	586

Some numbers may not add due to rounding. Metrics are unaudited.
(1) In Q2 2016, revenue and TTM bookings from the Corporate Solutions business unit was recast to reflect a change in the calculation approach, resulting in an immaterial change to historical revenue for the Vistaprint and All Other reportable segments, as well as TTM bookings from repeat and first-time orders.